Exhibit 99.1

NEWS RELEASE

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman     (952) 475-7050     news@tcfbank.com     (Media)
Jason Korstange     (952) 745-2755        investor@tcfbank.com    (Investors)

TCF TO DISCONTINUE INDIRECT AUTO ORIGINATIONS,
AUTHORIZES NEW SHARE REPURCHASE PROGRAM

•	Actions expected to improve return on capital and earnings per share in 2018

•	TCF to continue servicing existing auto portfolio (owned and serviced for others)

WAYZATA, Minn. (November 27, 2017) - TCF Financial Corporation (TCF) (NYSE: TCF) today announced that it will discontinue all indirect auto loan originations, effective December 1, 2017. TCF will continue to service existing auto loans on its balance sheet and auto loans serviced for others. Concurrent with the discontinuation of indirect auto originations, TCF’s board of directors has approved the replacement of its previous share repurchase program with a new authorization to repurchase up to $150 million of TCF common stock. The shares are expected to be acquired from time to time subject to market conditions.

“After a thorough review of our businesses by our executive management team and board of directors, we determined that the financial outlook of the indirect auto loan origination business was less favorable compared to alternative uses of capital,” said Craig R. Dahl, chairman and chief executive officer. “As a result, we believe this is the appropriate time to discontinue originating indirect auto loans. While the business performed as expected under the new direction we set earlier in the year, we believe there are better opportunities to deploy our capital and earn a higher return for our shareholders.”

As a result of the decision to discontinue all indirect auto loan originations, TCF expects to recognize a one-time, after-tax charge in the fourth quarter of 2017 in two components; 1) an after-tax charge for goodwill and other intangibles of $73.4 million and 2) an after-tax restructuring charge between approximately $7.0 million and $12.0 million for items such as severance, asset impairment and lease termination write-offs. Actions to wind down operations that support indirect auto originations will begin immediately and the servicing operations will be adjusted over time to support business requirements, including the retention of the necessary staff. Additional costs may be incurred as the Company executes the plan.

“We are confident that the actions we are taking will meaningfully improve our return on capital and earnings per share in 2018,” added Dahl. “We remain committed to making decisions that will drive shareholder value moving forward.”

A slide presentation with additional management commentary regarding today’s announcements is available on the Investor Relations section of TCF’s website, http://ir.tcfbank.com.

About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of September 30, 2017, TCF had $23.0 billion in total assets and 321 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

Safe Harbor for Forward-Looking Information
This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with future results, plans or performance. Such statements may be identified by such words or phrases as "will likely result," "expect," "outlook," "will benefit," "is anticipated," "estimate," "project," " believes" or similar expressions. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from our expectations, including, among other things, (i) the risk that impairment charges related to discontinuing indirect auto loan originations may be larger than currently anticipated, (ii) the risk that investments in other opportunities may not achieve rates of return that meet our expectations, and (iii) the risk that we may not be able to achieve increases in our return on capital and earnings per share. Please see the forward-looking statement disclosure contained in TCF’s 2017 third quarter Report on Form 10-Q for more information about risks and uncertainties. Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.

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TCF to Discontinue Indirect Auto Originations, Authorizes New Share Repurchase Program - page 2